Conference Call Script
2nd Quarter 2023 Results
Tuesday, July 25, 2023
11:00 a.m. local time

Facilitator:
Operator: Good morning, and welcome to Peoples Bancorp Inc.'s Conference Call. My name is Kate and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the three and six months ended June 30, 2023.
[Operator Instructions]
This call is also being recorded. If you object to the recording, please disconnect at this time.
[Operator Instructions]
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical facts, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the balance of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as maybe required by applicable legal requirements.
Peoples' second quarter 2023 earnings release was issued this morning and is available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-generally accepted accounting principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release. This call will include about 25 to 30 minutes of prepared commentary followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.
Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer; Tyler Wilcox, Chief Operating Officer; and Katie Bailey, Chief Financial Officer and Treasurer.
And each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski:
Thank you, Kate. Good morning and thank you for joining our call today.
Earlier this month, Peoples communicated my retirement in March of 2024, and Tyler Wilcox was announced as my successor. The board completed a diligent succession process. Tyler has done admirably in increasingly complex roles. For the last three years, he has been running all of our businesses. I am fully confident he can take us to even greater heights.
Turning to our results. Earnings were awesome for the quarter. They were impacted by onetime Limestone acquisition-related expenses. They were also impacted by the provision for credit losses to establish the allowance for the acquired loans from Limestone.

Net income for the quarter totaled $21.1 million and diluted earnings per share was $0.64. For the quarter, we recognized $10.7 million in acquisition-related expenses, which reduced diluted EPS by $0.25. We anticipate an additional $4 million to $5 million in acquisition-related expenses during the third quarter, when our conversion of the Limestone systems is scheduled to take place.
At the same time, we recorded higher provision for credit losses this quarter, specifically related to the Limestone merger. We established the allowance for credit losses for the acquired loans that were not considered purchase credit deteriorated. This additional provision totaled $10 million, which negatively impacted diluted earnings per share by $0.23.
For the second quarter, some highlights of our performance included net interest income of $12 million, or 16% compared to the linked quarter; fee-based income growth of $1.6 million, or 8% compared to the linked quarter.
Excluding non-core expenses, our adjusted efficiency ratio was 53.3%, a reduction from 57.2% for the linked quarter. Also excluding non-core expenses, we generated positive operating leverage compared to the linked quarter as total revenue growth outpaced total non-interest expense growth. As it relates to our credit quality, our allowance for credit losses was 1.02% of total loans at quarter end.
We had an increase in our allowance related to the loans acquired in the Limestone merger. The increase added around $11 million to the allowance this quarter. This was partially offset by reductions in the allowance from a release of nearly $2 million in individually analyzed loan reserves due to the related loans either being paid off or no longer meeting the criteria to be individually analyzed.
We refreshed our loss drivers in our CECL model, which were last updated in 2021, and contributed to a $1 million reduction in our allowance. We also had a $1 million reduction in our allowance from improvements in the economic forecast. Nonperforming assets improved to 0.48% of total assets, compared to 0.58% at March 31. At the same time, our nonperforming assets declined to 0.7% of total loans and OREO at June 30, compared to 0.9% at the linked quarter end. The portion of our loan portfolio considered current at quarter end was 99%, an improvement from 98.8% at March 31.
Our quarterly annualized net charge-off rate was nine basis points for the second quarter, an improvement from 13 basis points for the first quarter. Our gross charge-offs were relatively similar between the periods, but we had a net recovery in commercial and industrial loans during the quarter. Our classified loans improved to 1.88% of total loans, while our criticized loans declined to 3.7% compared to the linked quarter.
We are continuing to actively monitor commercial office space, even though it is a very small portion of our loan portfolio. Our total outstanding balance was $120 million at quarter end and represented 2% of our total loan portfolio. The top 10 borrowers represented 55% of the outstanding commercial office-based loan portfolio. These top borrowers averaged $7.1 million in commitments and $6.6 million in outstanding balances.
Our concentration mix has shifted modestly since the acquisition of the Limestone loan portfolio. We have seen an increase in exposure within construction, retail facilities and hospitality following the Limestone merger. Construction and land development has been an area of growth, with $443 million in outstanding balances on $775 million in total commitments at quarter close. Land development remains a small percentage of the portfolio, reported at $101 million or 1.7% of total loans at quarter end.
Multifamily balances have grown from $235 million at the end of the first quarter to $406 million at the end of the second quarter. At June 30, 21% of the total outstanding balances in our multifamily portfolio were located within Central Ohio. Our top 10 multifamily loans account for 26% of the funded multifamily portfolio. These projects are located within growth markets with strong metrics and notable guarantor support.

We continue to see no major problems with our construction projects. While there has been an occasional permitting or construction delay, these projects have largely been leasing up at the desired speed, with most of them at rents higher than projected in the initial pro formas.
Hospitality balances increased from $125 million to $201 million for the second quarter and compromise 3.36% of the total loan portfolio. The growth in balances was due to the Limestone merger. We do not plan to increase our hotel exposure as a percentage of total loans in a meaningful way and will continue to be highly selective within the industry.
Our market diversification is now extended within the portfolio as these hotels are primarily located in metropolitan areas, driven by Columbus and Cincinnati in Ohio with additional exposure now in the Lexington and Louisville, Kentucky markets. The top 10 borrowers represent 49% of the hospitality portfolio, and the top 10 hospitality exposures range from $8 million to $14 million in deal size.
At quarter end, the weighted average loan to value of the hospitality portfolio was 62%. Occupancy trends within the portfolio remain above its market competitors, with trailing 12 and trailing three month occupancy reported at 76% and 75%, respectively. In addition, for the majority of the projects, we have notable sponsor support, including liquidity and net worth. At quarter end, our loan balances, including $1.1 billion related to loans acquired from Limestone. Excluding Limestone acquired balances, our organic loan portfolio grew $146 million, or 12% annualized compared to the linked quarter. The growth was led by our construction loans, which were up $71 million.
We also had increases in commercial and industrial loans, which grew $25 million, or 6% annualized. Our commercial real estate loans also increased $23 million, or 23% on an annualized basis. Compared to the linked quarter, lease balances grew $23 million, or 26% on an annualized basis. At quarter end, our commercial real estate loans comprised 35% of total loans, over 1/3 of which were owner occupied. While consumer loans were 30%, commercial and industrial loans were 19%, specialty finance totaled 9% and construction loans was 7%. At June 30, 55% of our total loans was fixed rate, and the remaining 45% at a variable rate.
In his debut performance, I will now turn the call over to Tyler for further details about our quarter and the Limestone merger.
Mr. Tyler Wilcox:
Thanks, Chuck. I appreciate the introduction and the time everyone has given to listen in to our call. Our future is bright, and I'm excited about the opportunity. I spent many years learning all aspects of our businesses, understanding our clients', associates' and community's needs and what ultimately benefits our shareholders. We will continue to leverage our strengths into the future while focusing on our culture, relationships with clients, being a top employer and providing above-average financial performance.
One of the most important aspects of our business is having a diversified revenue stream, of which our fee-based income is an integral part. Compared with to the linked quarter, our fee-based income grew 8%. We more than offset the decline from the annual performance-based insurance commissions of $1.5 million recognized during the first quarter. The drivers of the increase compared to the linked quarter were higher electronic banking income and deposit account service charge income, which benefited from our Limestone merger, along with increased trust and investment income.
Compared to the prior year quarter, our fee-based income was up 17%, and on a year-to-date basis increased 11%. The growth was attributable to higher income in nearly all categories of fee-based income, which also benefited from our Limestone merger and Vantage acquisition.
Moving on to our deposit book. The higher rate environment continues to show the significant value of our deposit base. We are focused on maintaining low deposit costs while also retaining as much of our deposit balances as possible. Compared to the linked quarter end, our total deposit balances grew $1.2 billion and was driven by the deposits acquired in the Limestone merger. Our total deposits, excluding brokered CDs, increased $885 million, mostly due to the Limestone merger.
Excluding Limestone acquired deposits and brokered CDs, our total deposits declined $141 million, or 3% compared to the linked quarter end. This included our seasonal reduction in governmental deposits, which were down $50 million or 6% compared to March 31. We had a decrease in non-interest bearing deposits of $134 million, which was more than offset by an increase of $139 million in retail CDs for the quarter.
Additionally, savings and interest-bearing demand accounts declined $60 million and $41 million, respectively. As we mentioned before, our deposits have been inflated in recent periods due to COVID, so some of this shift was expected. On a quarterly basis, excluding acquired deposits and brokered CDs, we have performed better in terms of deposit declines compared to national trends in commercial bank deposits since the second quarter of 2022. At the same time, we have increased our deposit rates to be more competitive and retain deposit balances.
Our demand deposits comprised 42% of total deposits at June 30 compared to 46% at March 31. At quarter end, our deposit composition includes 78% in retail deposit balances, which is comprised of consumers and small businesses, and 22% in commercial deposit balances. Our average customer deposit relationship was $29,000 at June 30.
Moving on to our recent merger. We are benefiting from the impact of Limestone both financially and operationally. As of the close of business on April 30, we completed the merger, and the results we presented for the quarter are inclusive of Limestone. We will convert the Limestone core system to our system the first weekend in August. We have confidence that this will be a successful transition and will give additional functionality to our new clients. A little later on, Katie will provide more details regarding the Limestone merger and purchase accounting.
As Chuck mentioned during our last call, we're working diligently to prepare to pass the $10 billion asset mark and are taking a disciplined approach. We realize that there are many areas that are impacted once this threshold is crossed, including regulatory and compliance. We have worked with specialists to address the changes needed to prepare for this transition. We have also put in place the technology, infrastructure and associates to make this a successful endeavor. We are adding new email, calendar and meeting software, which will give our associates some of the newest technology available. We are also working to implement a new customer relationship management software, which will link to our other systems and will enable a more seamless data-driven approach with our clients and partners within our businesses. At the same time, we are focused on fully absorbing Limestone, and we are in no hurry to grow through another bank acquisition.
I look forward to the opportunity to lead our organization into the future. Constant improvement and learning is a part of our culture, which we will continue to stress in order to further improve performance. I appreciate Chuck and his mentorship over the years, and I'm excited about our continued success, and I'm grateful to the fine team of professionals like Katie that I will get to partner with.
Next up is Katie, who will cover additional financial metrics for the quarter.
Ms. Katie Bailey:
Thanks, Tyler.
Our net interest income improved due to the Limestone merger, organic growth and increased market interest rates in recent periods. Compared to the linked quarter, net interest margin expanded 1 basis point to 4.54%.
For the quarter, margin was positively impacted by accretion income from the Limestone merger, which offset declines related to the overall profile of Limestone, which we had anticipated would pull down our own margin. For comparison purposes, our margin for the first quarter of 2023 was 4.53% while Limestone's was 3.58% for the same period. Accretion income net of amortization expense from acquisitions was $4.5 million and added 24 basis points to net interest margin for the second quarter. I would note that our accretion income recorded during this period is preliminary as we work to finalize our review and processes around our acquisition accounting. Also helping to improve our net interest margin were our loan yields, which improved 43 basis points compared to the linked quarter.
We more than doubled our average broker deposit balances, which negatively impacted our overall deposit costs. Brokered deposits provided a lower funding cost than utilizing other funding sources.
For the quarter, our total deposit costs was 87 basis points, compared to 40 basis points for the linked quarter. Excluding brokered deposits, our total deposit costs for the quarter was 63 basis points, compared to 29 basis points for the linked quarter. Compared to the prior year quarter, our net interest income grew 38% while our net interest margin expanded 70 basis points. On a year-to-date basis, net interest income increased 36%, and margin grew 90 basis points.
Last quarter, we had mentioned that we anticipated our net interest margin for the full year of 2023 would be between 4.40% and 4.60%, and we continue to expect to fall within that range. For the quarter, our total non-interest expense grew 25% compared to the linked quarter. But as Chuck mentioned, we recorded $10.7 million in acquisition-related expenses, which drove a majority of the increase. For the quarter, total non-interest expense included $5.4 million in additional expense from the expanded Limestone footprint and operating costs, and when coupled with the acquisition-related expenses made up the entire increase compared to the linked quarter.
Compared to the prior year quarter, total non-interest expense increased 42% and was 25% higher on a year-to-date basis. The comparison to these prior periods have been impacted by the acquisition-related expenses, the Limestone merger and on a year-to-date basis, the Vantage lease acquisition. Our reported efficiency ratio was 62.7% for the quarter, compared to 57.8% for the linked quarter. When adjusted for non-core expenses, our efficiency ratio was 53.3%, compared to 57.2% for the linked quarter.
For the first six months of 2023, our reported efficiency ratio declined 2% compared to 2022. And on an adjusted basis, it declined 6%. As it relates to the Limestone merger, the transaction was valued at $178 million. This is $27 million lower than we had modeled for the deal based on the change in the stock price. We recorded preliminary goodwill of $64 million, which is subject to further purchase accounting adjustments as we finalize our review procedures. The loan discount, which includes a component for credit and interest was $9 million higher due to the change in market interest rates since we announced the merger.
Our core deposit intangible ended up being $5 million lower than projected and was driven by reductions in deposit balances. The purchase credit deteriorated loans from Limestone had a preliminary allowance for credit losses of $1 million. This credit mark on PCD loans was $8 million lower than we had anticipated as the PCD pool was relatively small.
As it relates to the Limestone investment portfolio, we brought the entire portfolio into ours as available for sale. And the discount we recorded was $21 million higher than we originally projected and was driven by the change in market interest rates. Limestone carried some investment securities that we do not typically invest in, and they sold some of those securities premerger, and we sold some additional securities shortly after the close date.
Our discount on the trust preferred securities and subordinated debt acquired was $9 million higher than projected, again, due to the change in market interest rates. The combination of all of these differences contributed to the $24 million reduction in goodwill recorded compared to what we originally projected. Based on our preliminary analysis, our tangible book value earn-back period improved from 2.8 years to 2.7 years.
At quarter end, our investment securities portfolio declined to 21.3% of total assets, compared to 24.6% at the linked quarter end. As it relates to our interest rate sensitivity, we continue to manage to a relatively neutral balance sheet position. We remain slightly asset-sensitive and will continue to monitor our balance sheet for opportunities to manage our interest rate risk exposure.

Our capital levels continue to be well capitalized. We had some fluctuation in our capital ratios compared to the linked quarter end as a result of our Limestone merger. At quarter end, our common equity tier one capital ratio was 11.4%, our total risk-based capital ratio was 12.9% and our leverage ratio was 9.6%. For the quarter, our leverage ratio was inflated as we received the benefit of the equity issued in the numerator, but there was only a partial quarter of the Limestone acquired balances in our average assets for the denominator of this ratio.
Our tangible equity to tangible assets ratio declined to 7.0% from 7.1% at the linked quarter end. We had anticipated this ratio would be negatively impacted by the Limestone merger. However, we expect this to be a short-term impact.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, Katie.
The Limestone merger positively impacted our results this quarter, coupled with organic growth. We are pleased with our low adjusted efficiency ratio this quarter, which was 53.3%. Our net interest margin was stable at 4.54% compared to the linked quarter. And the goodwill recorded from our Limestone merger was lower than we had anticipated, which reduced the amount of the expected decline in our regulatory capital levels for the quarter.
We are well positioned for the future. We have invested in our systems and our people as we are preparing to cross $10 billion in assets, and we are improving efficiencies with the Limestone merger.
We want to finish up this call with our guidance for the remainder of 2023. These projections include the impact of the Limestone merger, but exclude acquisition-related expenses. During the rest of 2023, we expect our net interest income to continue to grow due to the impact of the Limestone merger as well as the benefits of a full year of higher market interest rates as our loans continue to reprice to higher rates.
We continue to expect a slowdown in net interest margin expansion as we recognize the impact of Limestone for the remainder of the year coupled with increased funding costs. We expect some minor compression in margin through the last two quarters of the year. We still believe that net interest margin will be between 4.4% and 4.6% for the full year of 2023. This projection includes one additional rate increase during the remainder of the year and would improve slightly if there was a second and third increase. A potential variable impact to our anticipated margin is the recognition of accretion income from the Limestone merger, which we are finalizing and could fluctuate based on activity for the rest of the year.
Excluding the acquired Limestone loans, we believe our annual organic loan growth will be between 6% and 8%. We expect fee-based income percentage growth to be in the low to mid-double digits compared to 2022. We are anticipating a 22% to 24% increase in our total non-interest expense for 2023, excluding acquisition-related expenses compared to the full year of 2022, which continues to assume we achieve our anticipated cost savings associated with the Limestone merger.
We are anticipating between $4 million and $5 million in remaining acquisition-related expenses that we should record during the third quarter. We believe these expenses will be minimal for the fourth quarter. We still expect our efficiency ratio, excluding onetime expenses to be between 55% and 57% for the full year, including Limestone. We expect our net charge-off rate during 2023 will be relatively consistent with 2022. Current core consensus estimates for 2023 diluted EPS is $3.66. We expect to beat consensus estimates, excluding acquisition-related expenses and a onetime provision for credit losses for the acquired Limestone loans.
Based on our projections, we expect diluted EPS for 2024 to exceed 2023 on a reported basis. We have a positive outlook for the remainder of the year as we plan to continue to reap the benefits from the Limestone merger. We also anticipate recognizing our 30% in projected cost savings associated with the merger within the calendar year.

We are also optimistic about the product and service offerings our teams can provide to our new clients coupled with organic growth that we are projecting.
Our footprint lends itself well to our growth as many of our big four banks, including Wells Fargo, Chase, Bank of America and Citi do not have an extensive network within many of the communities we serve. If you look at the counties that are within a 90-minute drive from our headquarters in Marietta, there are approximately 600 bank branches. Of those 600 branches, the big four banks only have 26, and we have 51. Those counties generated 30% of our total revenue for the first half of 2023. We believe this leads to opportunities to expand our business and offerings to new clients. We will continue to focus on developing these relationships, and our teams will work together to make an extraordinary client experience.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is Tyler Wilcox, Chief Operating Officer; and Katie Bailey, our Chief Financial Officer.
I will now turn the call back into the hands of our call facilitator. Thank you.
Question and Answer Session
Facilitator: We will now begin the question-and-answer session. [Facilitator instructions]
The first question is from Brendan Nosal of Piper Sandler.
Mr. Brendan Nosal:
Maybe to start off here on the outlook for expenses, you came in a little better than I was looking for in the quarter, which was nice to see. And then Chuck, if I heard your guide correctly, I think you said 22% to 24% for the year ex merger costs, and I think the prior outlook was for a 21% increase. So just curious what the moving parts are that pushed that up just a little bit?
Ms. Katie Bailey:
Yes. I think it's investments in both people and technology as we proceed through the remainder of this year. We referenced some of those investments in the script and new system technology and client engagement system.
Mr. Brendan Nosal:
Got it. Okay. And that's also the 2022 reported cost base, correct?
Ms. Katie Bailey:
Yes.
Mr. Brendan Nosal:
Okay. All right. And then one more for you before I step back. Just you guys offered some commentary on preparing internally for $10 billion in assets. Just as you think about what you have done and what still needs to get done to get there, what inning of that preparation do you think you guys are in?
Mr. Chuck Sulerzyski:
Yes. Were in the mid to late innings. I think we're in pretty good shape. I also want to reiterate, we're in no hurry to cross $10 billion. We are in a hurry to get ready to cross $10 billion. So I just want to make that distinction.

Mr. Brendan Nosal:
Yep that’s helpful. Okay, thank you for taking the questions.
Facilitator:
The next question is from Daniel Tamayo of Raymond James.
Mr. Daniel Tamayo:
Congrats, Chuck, on your retirement and to Tyler on your promotion. So I guess first on the margin. I hear your comments, Katie, on -- or I think it was Chuck who said that there is going to be more -- or there will be compression here going forward in the margin. I think we talked about last quarter the potential for a reset higher in the third quarter from the Limestone balance sheet as well as for more accretion.
So just as we think as kind of the -- in terms of the timing over the next couple of quarters of the margin, just curious if you could walk us through the moving parts within the forecast for compression.
Ms. Katie Bailey:
Yes. Just going back to the commentary from the first quarter, we had put out that Q2 might come in a little lower than that range of 440 to 460 with the thought there being we might still be working through the day one fair value related to the Limestone acquisition. So we weren't sure if we would have the accretion income, which you saw in the number that came through actuals for Q2, we had meaningful accretion.
And so in light of that, the rebound that we had referenced being a possibility in the first quarter call, to happen in the third quarter, I don't think you would expect anymore because Q2 had accretion and what we had said in the script this quarter related to Q3. As we continue to finalize those fair value marks there might be some minor adjustments in those numbers as we work through that finalization, but I wouldn't expect a meaningful shift in accretion income between Q2 and Q3.
Mr. Chuck Sulerzyski:
And the guide was the 4.4% to 4.6% for the year. We don't see any dramatic change in the margin in the next couple quarters.
Mr. Daniel Tamayo:
Okay. All right, that's helpful. And then on the loan growth side, so you talked about low to mid-double-digit loan growth, obviously including Limestone balances. So how should we think about how you're planning to fund that? Is there some kind of using cash flows from securities in that? Are you planning to let that draw down a little bit? And then within the deposit growth, just curious on the expectation for brokered balances going forward.
Ms. Katie Bailey:
Yes. Just to go back to the 6% to 8% loan growth guidance that we referenced in the script here earlier today, that is -- as it relates to kind of the core PEBO loans, it does not include the Limestone loans in that 6% to 8% increase. I would say as it relates to the funding of the loan growth for the back half of this year, I think it will be much of the same. You have seen some reductions in the investment portfolio, both the PEBO and then through what we acquired from Limestone. I think you would expect some of that to continue, like you mentioned, to use the cash flows of the investment book to fund the loan growth.
I think on the deposit side, the story will likely remain similar with the exception of governmental deposits generally increase as we proceed through the third quarter and hit another high watermark at the end of September.

So we expect some growth on governmental deposits, but we would continue to evaluate the use of brokered CDs as a funding mechanism, and specifically as an alternative to an overnight source that we would otherwise use, which is generally FHLB.
Mr. Daniel Tamayo:
Okay. And just as a placeholder here, what were you putting on CDs and broker in the second quarter, what rates?
Ms. Katie Bailey:
On brokered CDs, it was in the high-4s, low 5s. And on customer, I think you're -- are you are asking about customer deposits on the CD side?
Mr. Daniel Tamayo:
Yes. Yes, the retail stuff.
Ms. Katie Bailey:
Yes, they were in the mid-4s.
Facilitator:
The next question is from Tim Switzer of KBW.
Mr. Tim Switzer:
I am on for Mike Perito. Chuck, congrats on the upcoming retirement and to Tyler as well for the new role. I have a quick follow-up on the last line of question there. What were the blended loan yields at the end of the quarter just for new originations?
Mr. Charles Sulerzyski:
Yes. Just give me a second, I can get you some exact numbers, assuming I can put my hands on it. But they were higher than the originations than portfolio, the total was 8.2%. I don't know if you had a particular product. Commercial was 7.14%. Consumer on average, or at least the indirect, was 7.59%.
Mr. Tim Switzer:
Okay. Yes, that's helpful. That's great, thank you. And then just because -- so you kind of give us a good jumping off point for the NIM next quarter, we are going to have the first full quarter impact of Limestone, do you have what the spot NIM was at the end of the quarter?
Ms. Katie Bailey:
It was pretty close to what was reported for the quarter. We'll look up an answer. I will try to get back to you on the call.
Mr. Tim Switzer:
Okay. Not a significant change, it sounds like.
Ms. Katie Bailey:

No. And again, that was heavily influenced by the accretion.
Mr. Tim Switzer:
Right, right. I guess if you look at ex the accretion, you guys reported about 4.32 core NIM. Was it still around there in June as well?
Mr. Charles Sulerzyski:
Yes. It should be, yes. Yes.
Mr. Tim Switzer:
Okay. That's great. And about your guys' comments about being open to another deal, but not looking for one, but eventually wanting to cross the $10 billion asset threshold. Is there anything specific you would be looking for? Would you grow past $10 billion, or are you looking to acquire past the $10 billion, even if it's a few years from now?
Mr. Charles Sulerzyski:
We have looked at it a couple of different ways. There are three ways to do it. You can do a big deal, you can do a small deal or you can grow organically. And if you look at the results of those banks a couple of years after the fact, while the prevailing wisdom is doing a big deal is the way to go, two years, three years later, it doesn't really matter that much.
So I think our focus is really to get as prepared as possible. Again, we are in no rush. We have a lot of room. We are at $8.8 billion. We can continue to take down the investment portfolio. We will continue to grow organically. We continue to have conversations with institutions of all sizes. And as we get closer, we will make the best strategic decision that is in front of us.
And so maybe we have a whisker of a preference to do a large deal to shoot us over $10 billion, but I wouldn't be crushed if we went organically and I wouldn't be crushed if we did a small deal.
Facilitator:
The next question is from Nick Cucharale of Hovde Group.
Mr. Nick Cucharale:
On the increased organic loan growth guide, can you give us a sense of the opportunities that you are seeing that give you confidence in this deeper trajectory? Is it broad-based demand across your footprint or particular segments that are driving the improved guide?
Mr. Charles Sulerzyski:
First off, the guide has been consistent at 6% to 8%. We didn't increase the guide. The actual quarter came in at 12%, which was higher than the guide. I think we are seeing good demand across our geography. We are benefiting from some long approved multifamily construction projects that are funding -- that are growing. So we are seeing more outstanding that's helping us a little bit.
But our indirect business continues to chug along. Our specialty finance businesses continue to chug along. It really is a portfolio play, both from the product lines and from the geography.

Mr. Nick Cucharale:
Okay. That's helpful. And then just a question on the insurance business. It's a hard market, but your first half 2023 results are up 13% relative to 2022. How much do you attribute to the environment? Or is it deepening relationships with your expanding customer base, or both, quite frankly?
Mr. Charles Sulerzyski:
Well, I think there are three pieces to it. A whisker of it is some year-over-year impact of some very small acquisitions, some of it is the hardening market and some of it is really an organizational-wide focus on bringing the suite of products and services we have retirement plans, insurance, leasing, etcetera to our business customers.
Facilitator:
The next question is from Terry McEvoy of Stephens.
Mr. Terry McEvoy:
Congrats to both of you on the news from earlier this month. Congrats. Maybe I haven't crunched the numbers yet, but it looks like the percentage of revenue from insurance and trust and investment income on a relative basis has declined given some of the recent acquisitions, either bank or the leasing company. What are your thoughts on acquiring some businesses to grow those revenue lines?
Mr. Chuck Sulerzyski:
Well, first off, we love those businesses. We are committed to them. We continue to look for acquisition candidates in both businesses. We pretty consistently have been doing very small deals in the insurance space. We would love to do more deals in the investment space, and we would love those fee-based businesses to be a higher percentage of total business. The increase in margin over the last six quarters has shrunk them on a relative basis, but hasn't shrunk our commitment to them.
Mr. Terry McEvoy:
And then as a follow-up, on the commercial real estate portfolio, which is over $2 billion today, do you know how much of that matures over the next, call it, six months to 12 months? And have you stressed and evaluated what the impact of higher interest rates could be on those borrowers?
Mr. Chuck Sulerzyski:
Yes. We are very comfortable with the ability of our borrowers to absorb the higher rates when these loans were underwritten. I can't tell you that we stress them 5%, but we stress them 3%. And basically, what we are lending are to proven developers, sponsors with deep balance sheets.
Katie, do you have the number, or Jason, do you have the number on what matures in the next -- I think it was -- my memory is $120 million.
Ms. Katie Bailey:
That's right.
Mr. Chuck Sulerzyski:
$120 million. Oh, I got it. That's right. Not bad for 66 years of age, maturing this year. And the number for next year was $300 million-something. $225 million for next year.

Facilitator:
The next question is from Manuel Navas of D.A. Davidson.
Mr. Manuel Navas:
I just wanted to circle up on -- did I hear right on the new loan yields at 8%, but commercial 7% and consumers around 7%? Was there a component I was missing there?
Ms. Katie Bailey:
The leasing.
Mr. Chuck Sulerzyski:
Yes. There are some leasing businesses which helped increase it.
Mr. Manuel Navas:
Okay. So the overall is 8%, but the other components are a little bit lower, perfect. And then roughly how much are you getting in securities cash flows per month or per quarter?
Ms. Katie Bailey:
$15 million to $20 million per month.
Mr. Manuel Navas:
And it's really impressive, your pretty low deposit betas ex the brokered deposits. Do you have an estimate there, or you are just -- it's pretty minimal so far. So you expect it to stay pretty low, though it is rising somewhat?
Mr. Chuck Sulerzyski:
That's the value of the franchise, our deposits, the places where we are. There was the comment in there about the absence of the large competitors. We have dominant market share in many small towns across places that most competitors have left, and we are proud to provide service and reap the rewards in times like this.
Mr. Manuel Navas:
Yes. The branch stats, you are at 50 out of the 600 branches in your 90-minute drive from Marietta. Is that the core area you would want to consider acquisitions? Is that the target zone? Would that make sense to describe it as such?
Mr. Chuck Sulerzyski:
No. I would say the area for acquisitions is broader than that. We certainly would look at acquisition in those areas. We have opportunity for cost takeout. But we would like to do more in other places in Ohio. We do more in Kentucky and West Virginia.
We would love to do more in D.C.-Baltimore metropolitan area. I think someday, we will probably get into Southwestern Pennsylvania, which is real close to here. I mean, Southwest Pennsylvania is, 1.5 hours to 2 hours. So we have lots of places that we can do deals. We just got to find the right partners with the right mix of business and the right philosophies.

Facilitator:
The next question is from Daniel Cardenas of Janney Montgomery Scott.
Mr. Daniel Cardenas:
As we look at credit quality, can you maybe give us a little bit of color as to how watch list trends are shaping up and if there is anything out there at the moment that's causing you any concern?
Mr. Chuck Sulerzyski:
It scares me to say, but I have very little concerns. It's almost eerily too good to be true. But we had really good, as indicated in the script, really good improvements during the quarter. You always have issues and things that you are working on, but I think we are optimistic on the vast majority of the stuff that we have. So we don't see any issues in the short term.
Mr. Daniel Cardenas:
Okay. So then as I think about provision increase as on a go-forward basis, mostly just to cover charge-offs and expected growth, is that the best way to be looking at it near-term?
Mr. Chuck Sulerzyski:
Yes because if we are going to [ account and ] design that provision system, that doesn't allow us to put money away for a rainy day. But yes, I think you have it right. How did I do, Katie? Katie is going to be glad to get rid of me.
Mr. Daniel Cardenas:
And then on the tax side, what's a good run rate to use for you guys in the back half of the year?
Ms. Katie Bailey:
At 22.5% to 23%, thereabouts. It's being driven up a little by Limestone in that acquisition.
Mr. Daniel Cardenas:
Okay. And then last question for me. In terms of the deposits acquired with Limestone, what kind of runoff are you seeing? And is that within your projected expectations?
Mr. Chuck Sulerzyski:
So far, but it's really pretty short. We just closed May 1. We convert the first weekend in August, and then they will see our fees and see our systems. They really haven't seen any of the fees or Peoples Bank stuff. So I think that's in front of us before we can give you a good answer.
Facilitator:
The next question is a follow-up from Brendan Nosal of Piper Sandler.
Mr. Brendan Nosal :
Just wanted to follow up on the cost outlook. I think if I take the midpoint of the guide, it implies $138 million or so for expenses in the back half of the year, or about $69 million or so per quarter for each of the next two quarters.

Just want to make sure that that is indeed how you are thinking about things. And if so, is any of that transitory as you prepare for $10 billion, or is that more or less the new run rate going forward?
Ms. Katie Bailey:
No. That $69 million is a little high, Brendan. I would say it's closer to the range of $66 million, $68 million in the coming quarters of '23. And again, I think some of that is the preparation to cross $10 billion and, like we mentioned, the investments in both people and systems and technology.
Facilitator:
At this time there are no further questions. Sir, do you have any closing remarks?
Mr. Chuck Sulerzyski:
Yes. I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time, and have a great day.
END